Exhibit 99.5

Carlisle Companies Incorporated

Unaudited Pro Forma Condensed Combined Financial Information

The Unaudited Pro Forma Condensed Combined Financial Statements have been prepared to reflect the acquisition of Hawk Corporation (“Hawk”) by Carlisle Companies Incorporated (“Carlisle”).  Prior to entering into the Merger Agreement, Carlisle formed a wholly-owned subsidiary, HC Corporation.  Upon the expiration of a tender offer for all outstanding shares of Hawk Class A common stock, HC Corporation purchased approximately 94% of the issued and outstanding shares of Hawk’s outstanding Class A common stock, including the associated Rights at a purchase price of $50.00 per share in cash.  The tender offer was followed by a merger of HC Corporation with and into Hawk in which Carlisle acquired all remaining shares of Hawk Class A common stock for $50.00 per share in cash.  At the closing of the merger Hawk became a wholly-owned subsidiary of Carlisle (collectively the “acquisition”).  In addition to the consideration paid for Hawk’s outstanding Class A common stock, HC Corporation paid (1) each holder of Class A common stock options $50.00 in cash per option less the exercise price (all stock options vested immediately upon change-in-control), and (2) $1,000 in cash for each share of Hawk Series D preferred stock, resulting in a total estimated cash purchase price of approximately $414 million.

The Unaudited Pro Forma Condensed Combined Statements of Earnings combine the historical consolidated statements of operations for Carlisle and Hawk, giving effect to the acquisition as if it had been consummated on January 1, 2009. The Unaudited Pro Forma Condensed Combined Balance Sheet combines the historical consolidated balance sheets of Carlisle and Hawk, giving effect to the acquisition as if it had been consummated on September 30, 2010. You should read this unaudited combined pro forma financial information in conjunction with the:

•   accompanying notes to the Unaudited Pro Forma Condensed Combined Information;

•   separate unaudited historical financial statements of Carlisle as of and for the first nine months of 2010, included in the Carlisle Quarterly Report on Form 10-Q for the third quarter of 2010

•   separate historical financial statements of Carlisle as of and for the year ended December 31, 2009, included in the Carlisle Current Report on Form 8-K filed on December 3, 2010

•   separate historical financial statements of Hawk as of and for the year ended December 31, 2009, which are included in this Current Report on Form 8-K at Exhibit 99.3; and

•   separate unaudited historical financial statements of Hawk as of and for the first nine months of 2010, which are included in this Current Report on Form 8-K at Exhibit 99.4.

The historical financial information of Carlisle and Hawk for the first nine months of 2010 is unaudited. The historical financial information of Carlisle and Hawk for the year ended December 31, 2009 is derived from the audited financial statements of Carlisle and Hawk, respectively, but does not include all disclosures required by accounting principles generally accepted in the United States of America. The unaudited pro forma condensed combined financial information is provided for informational purposes only. The pro forma information is not necessarily indicative of what the combined companies’ financial position or results of operations actually would have been had the acquisition been completed at the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company.

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting. Accordingly, the historical consolidated financial information has been adjusted to give effect to the impact of the consideration issued by Carlisle to Hawk’s shareholders in connection with the acquisition and the effect of debt financing necessary to complete the acquisition. In the Unaudited Pro Forma Condensed Combined Balance Sheet, the cash consideration transferred by Carlisle to Hawk’s stockholders to effect the acquisition has been allocated to the assets acquired and liabilities assumed based upon Carlisle management’s preliminary estimate of their respective fair values. Any differences between the cash consideration issued and the fair value of the assets and liabilities acquired will be recorded as goodwill. The amounts allocated to the assets acquired and liabilities assumed in the Unaudited Pro Forma Condensed Combined Financial Information are based on management’s preliminary internal valuation estimates. Definitive allocations will be performed and finalized based upon valuations and other studies that will be performed over the next several weeks. Accordingly, due to the recent nature of the acquisition the pro forma purchase price allocation adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information and are subject to revision based on a final determination of fair value. Final determinations of fair value may differ materially from those presented herein. The Unaudited Pro Forma Condensed Combined Statements of Earnings also include certain purchase accounting adjustments, including items expected to have a continuing impact on the combined results, such as increased depreciation and amortization expense on acquired assets.

The Unaudited Pro Forma Condensed Combined Statements of Earnings do not include the impacts of any revenue, cost or other operating synergies that may result from the acquisition. Carlisle currently expects the transaction to generate approximately $20 million of annual pre-tax cost savings by 2012.  The savings are expected to come from elimination of Hawk’s public company costs, operational synergies through implementation of the Carlisle Operating System, supply chain efficiencies and other administrative opportunities.

The Unaudited Pro Forma Condensed Combined Financial Statements also reflect the impact of Carlisle’s debt financing necessary to complete the acquisition of approximately $325 million (see Note (i) to the Unaudited Pro Form Condensed Balance Sheet for discussion of the assumed interest rate).  However, it does not reflect any other changes that might occur regarding Carlisle’s capital structure.

Except as discussed in note (g) to the Unaudited Pro Forma Condensed Combined Balance Sheet, the Unaudited Pro Forma Condensed Combined Financial Statements do not reflect any transaction costs or other nonrecurring charges expected to result from the acquisition. Such costs are required to be expensed as incurred by either Carlisle or Hawk under the Financial Accounting Standards Board’s Accounting Standards Codification (“ASC”) §805-10-25-23. Carlisle and Hawk have just recently begun collecting information in order to formulate detailed integration plans to deliver planned synergies. However, at this time, the status of the integration plans and the acquisition-related costs, except as discussed in note (g) to the Unaudited Pro Forma Condensed Combined Balance Sheet, are too uncertain to include in the pro forma financial information.

Based on Carlisle’s review of Hawk’s summary of significant accounting policies disclosed in Hawk’s financial statements, the nature and amount of any adjustments to the historical financial statements of Hawk to conform their accounting policies to those of Carlisle are not expected to be significant.  Further review of Hawk’s accounting policies and financial statements may result in required revisions to Hawk’s policies and classifications to conform to those of Carlisle.

Carlisle Companies Incorporated

Unaudited Pro Forma Condensed Combined Statements of Earnings

First Nine Months 2010

		(a)
	Carlisle	Hawk	Pro Forma		Carlisle
(in millions, except per share amounts)	Historical	Historical	Adjustments		Pro Forma

Net Sales	$1,900.8	$185.2			$2,086.0

Cost of goods sold	1,501.6	126.3	$7.9	(b)	1,636.6
			0.8	(c)
Selling and administrative expenses	214.7	22.9			237.6
Research and development expenses	16.8	3.7			20.5
Other expense (income), net	(1.6)	—			(1.6)

Earnings before interest and taxes	169.3	32.3			192.9
Interest expense, net	5.1	4.7	(0.2	)(e)	12.0
			2.4	(f)
Earnings before income taxes from continuing operations	164.2	27.6			180.9
Income tax expense	55.5	9.9	(4.2	)(g)	61.2

Income from continuing operations	$108.7	$17.7			$119.7

Common Stock Data:

Weighted-average shares oustanding
Basic	60.9	7.8			60.9	(h)
Diluted	61.6	8.1			61.6	(h)
Earnings per share (from continuing operations)
Basic	$1.77	$2.25			$1.97	(h)
Diluted	$1.75	$2.16			$1.94	(h)

Carlisle Companies Incorporated

Unaudited Pro Forma Condensed Combined Statements of Earnings

For the Year Ended December 31, 2009

		(a)
	Carlisle	Hawk	Pro Forma		Carlisle
(in millions, except per share amounts)	Historical	Historical	Adjustments		Pro Forma

Net Sales	$2,258.1	$172.4			$2,430.5

Cost of goods sold	1,767.8	124.9	$10.5	(b)	1,909.5
			5.3	(d)
			1.0	(c)
Selling and administrative expenses	274.3	25.5			299.8
Research and development expenses	16.4	4.7			21.1
Gain related to fire settlement	(27.0)	—			(27.0)
Other expense (income), net	14.7	(1.3)			13.4

Earnings before interest and taxes	211.9	18.6			213.7
Interest expense, net	9.0	7.6	(0.3	)(e)	19.6
			3.3	(f)
Earnings before income taxes from continuing operations	202.9	11.0			194.1
Income tax expense	47.6	4.5	(7.6	)(g)	44.5

Income from continuing operations	$155.3	$6.5			$149.6

Common Stock Data

Weighted-average shares oustanding
Basic	60.6	8.2			60.6	(h)
Diluted	61.2	8.5			61.2	(h)
Earnings per share (from continuing operations)
Basic	$2.53	$0.77			$2.47	(h)
Diluted	$2.51	$0.75			$2.44	(h)

Carlisle Companies Incorporated
Notes to Unaudited Pro Forma Condensed
Combined Statements of Earnings

(a)          Hawk Historical Presentation—Certain adjustments have been made to Hawk’s historical presentation in order to conform to Carlisle’s historical presentation. These adjustments had no impact on the historical income from continuing operations reported by Hawk.

(b)         Cost of goods sold—Represents the pro forma adjustment required to reflect the net incremental amortization expense resulting from the fair valuation of Hawk’s amortizable intangible assets. As discussed in balance sheet note (e), the amount of this adjustment is based on preliminary estimates of the fair values of the related assets.

(c)          Cost of goods sold—Represents the pro forma adjustment required to reflect the net incremental depreciation expense resulting from the fair valuation of Hawk’s property, plant and equipment. As discussed in balance sheet note (d), the amount of this adjustment is based on preliminary estimates of the fair values of the related assets.

(d)         Cost of goods sold—Represents the pro forma adjustment required to amortize the fair valuation of Hawk’s inventory.  As discussed in balance sheet note (c), the amount of this adjustment is based on preliminary estimates of the fair values of the related assets.

(e)          Interest expense, net—Represents the pro forma adjustment to interest expense to reflect the elimination of historical amortization of deferred debt costs (see balance sheet note (f)).

(f)            Interest expense, net—Represents the pro forma adjustment to interest expense to reflect estimated interest to be paid on the additional financing incurred by Carlisle to complete the acquisition (see balance sheet note (i)).

(g)         Income tax expense—Represents the pro forma tax effect of the above adjustments determined based on an estimated prospective statutory tax rate of approximately 38.5%. This estimate could change based on changes in the applicable tax rates and finalization of the combined company’s global tax position.  Carlisle’s historic income tax expense for the year ended December 31, 2009, includes a nonrecurring tax benefit of approximately $19.6 million related to reversal of a deferred tax liability related to prior year foreign earnings that are expected to be permanently reinvested outside of the United States.

(h)         Earnings per share and shares outstanding—The pro forma weighted average number of basic and diluted shares outstanding reflect Carlisle’s weighted average number of basic and diluted shares of common stock outstanding for the first nine months of 2010 or the year ended December 31, 2009, as applicable.  As a result of the acquisition, Hawk’s outstanding shares are wholly owned by Carlisle and thus have not been included in the pro forma weighted average number of basic and diluted shares outstanding.

Carlisle Companies Incorporated

Unaudited Pro Forma Condensed Combined Balance Sheet

September 30, 2010

		(a)
	Carlisle	Hawk	Pro-Forma		Carlisle
(in millions)	Historical	Historical	Adjustments		Pro Forma

Assets

Cash and cash equivalents	$114.8	$47.8	$(88.9	)(i)	$73.7
Short-term investments	—	25.4			25.4
Receivables, net	395.9	42.5			438.4
Inventory	382.5	38.1	5.3	(c)	425.9
Other current assets	90.7	5.1			95.8

Property, plant and equipment, net	455.8	45.3	10.0	(d)	511.1
Goodwill, net	450.6	—	237.3	(b)	687.9
Other intangibles	153.8	5.6	144.4	(e)	303.8
Other non-current assets	27.2	6.5	(1.0	)(f)	28.1
			(4.1	)(f)
			(0.5	)(f)

Total Assets	$2,071.3	$216.3			$2,590.1

Liabilities and Shareholder’s Equity

Accounts payable	$181.4	$33.5			$214.9
Other current liabilitites	178.1	21.7	$2.0	(m)	219.8
			18.0	(g)
Long-term debt	156.2	56.1	325.0	(i)	538.3
			1.0	(h)
Other non-current liabilities	236.9	16.6	58.5	(m)	308.9
			3.0	(j)
			(4.1	)(l)
			(2.0	)(k)
Shareholders’ Equity:
Preferred stock	—	—	—		—
Common stock	78.7	0.1	(0.1	)(n)	78.7
Paid-in-capital	89.3	55.0	(55.0	)(n)	89.3

Treasury stock	(222.1)	(22.0)	22.0	(n)	(222.1)
Accum. other comprehensive loss	(34.8)	(4.3)	4.3	(n)	(34.8)
Retained earnings	1,407.6	59.6	(59.6	)(n)	1,397.1
			(10.5	)(g)

Total Liabilities & Shareholders’ Equity	$2,071.3	$216.3			$2,590.1

Carlisle Companies Incorporated

Notes to Unaudited Pro Forma Condensed

Combined Balance Sheet

(a)          Hawk Historical Presentation—Certain adjustments have been made to Hawk’s historical presentation in order to conform to Carlisle’s historical presentation.

(b)         Goodwill, net—The estimated total purchase price of the acquisition, based on the outstanding Class A Common Stock (including 10,000 restricted shares that vested upon change-in-control), Stock Options and Series D Preferred Stock of Hawk as of September 30, 2010, is $413.9 million. The determination of the estimated purchase price and the excess of purchase price over the book values of the assets acquired and liabilities assumed is as follows ($ in millions, except share and per share amounts):

Hawk Class A Common Stock (7,756,763 outstanding at $50 per share)	$387.8
Hawk Class A Common Stock Options (613,220 outstanding at $50 per share less exercise prices)	24.6
Hawk Series D Preferred Stock (1,530 outstanding at $1,000 per share)	1.5

Total estimated purchase price	413.9
Less: book value of Hawk assets acquired and liabilities assumed	(88.4)

Excess of purchase price over net book value of assets acquired	$325.5

Under the acquisition method of accounting, the total estimated purchase price, as shown in the table above, is allocated to Hawk’s net tangible and identifiable intangible assets acquired and liabilities assumed based on their estimated fair values as of September 30, 2010. The fair value of these assets and liabilities is preliminary and is subject to change pending additional information that may come to our knowledge in the future. The preliminary adjustments to the assets acquired and liabilities assumed are as follows ($ in millions):

Excess of purchase price over net book value of assets acquired		$325.5

Adjustments to goodwill related to:
Inventory	(5.3)
Property, plant and equipment, net	(10.0)
Other intangible assets	(144.4)
Other noncurrent assets	5.6
Other current liabilities	7.5
Other noncurrent liabilities	(6.1)
Pension and postretirement benefit obligations, net	3.0
Long-term debt	1.0
Deferred tax liabilities	60.5

Total adjustments		(88.2)

Total adjustment to goodwill		$237.3

Pursuant to ASC §350, Intangibles—Goodwill and Other, goodwill is not amortized; rather, impairment tests are performed at least annually or more frequently if circumstances indicate an impairment may have occurred. If an impairment exists, the goodwill is immediately written down to its fair value through a current charge to earnings. Accordingly, the goodwill arising from the acquisition will be subject to an impairment test at least annually.

(c)          Inventory—Represents the pro forma adjustment to reflect Hawk’s finished goods and work in progress inventory at net realizable value which requires the use of estimated selling prices less the sum of (i) costs of disposal and (ii) a reasonable profit allowance for the selling effort.  The work in progress inventory also includes an estimate of costs to complete the manufacturing process and a reasonable profit allowance for that process.  The final fair value determination will be based on selling prices and profit allowances in effect at the date of acquisition.

(d)         Property, plant and equipment, net—Represents the pro forma adjustment to reflect Hawk’s property, plant and equipment at fair value using estimated replacement costs.  The final fair value determination will be based on the definitive valuations.

(e)          Other intangibles—Represents the pro forma adjustment to record Hawk’s currently identified other intangible assets, which consist primarily of trademarks, tradenames, developed technology and customer lists,  at fair value.  Carlisle may identify other intangible assets that are considered to be in-process research and development (“IPR&D”).  Under ASC §350, IPR&D is recorded in purchase accounting at estimated fair value and is considered to be indefinite-lived until completed or abandoned.  If abandoned, the related asset is impaired through current earnings.  If completed the related asset is assigned a useful life and amortized accordingly.  The estimated fair values are based on preliminary information regarding discounted incremental after-tax cash flows or for certain assets the present value of license fees avoided by owning the asset.  The final fair value determination and identification of IPR&D will be based on definitive valuations and studies.

(f)            Other noncurrent assets—Represents the pro forma adjustment to eliminate Hawk’s deferred debt costs of approximately $1.0 million, elimination of the cash surrender value of life insurance of approximately $0.5 million, which was assigned to a Hawk employee in connection with the acquisition, and elimination of the deferred compensation plan assets of approximately $4.1 million, which were paid to certain Hawk employees at closing of the acquisition (see note (l) below).

(g)         Other current liabilities—Represents the pro forma adjustment related to costs incurred by Carlisle and Hawk that are directly attributable to the acquisition of approximately $8.5 million, of which $3.7 million will be expensed in the post-combination financial statements and therefore has been reflected a reduction in Retained earnings, and certain payments to be made to Hawk employees, including certain change-in-control payments triggered as a result of the acquisition, of approximately $9.5 million, of which approximately $6.8 million will be expensed in the post-combination financial statements and therefore has been reflected as a reduction in Retained earnings.

(h)         Long-term debt—Represents the pro forma adjustment required to record Hawk’s long-term debt at estimated fair value and elimination of the unamortized consent payment. The fair value adjustment will be amortized through interest expense over the remaining life of the debt. The final fair value determination will be based on prevailing market interest rates, adjusted for estimated issuance costs, at the completion of the acquisition and the necessary adjustment will be amortized as a reduction (in the case of a premium to book value) or an increase (in the case of a discount to book value) to interest expense over the remaining life of the debt.  Carlisle intends to exercise its right to call the

Hawk Senior Notes in the first quarter of 2011 at a price of 103.281.  Any difference between the accreted fair value of the Senior Notes and the price paid to redeem will be recorded as an extinguishment gain or loss in the post-combination financial statements.

(i)             Long-term debt—Represents the pro forma adjustment to reflect debt financing necessary to complete the acquisition.  Carlisle utilized approximately $88.9 million of its cash on hand with the remaining portion of the purchase price financed through its committed revolving credit facility.  The assumed rate of interest is approximately 1% and is based on the rate in effect on Carlisle’s revolving credit facility as of September 30, 2010.  The actual interest rate to be paid will be based on a variety of factors including prevailing LIBOR rates and Carlisle’s debt ratings.   A 1/8% increase or decrease in the assumed interest rate will not have a significant impact on the amount of interest expected to be paid.

(j)             Pension and postretirement benefit obligations—Represents the pro forma adjustment required to record Hawk’s pension and postretirement benefit obligations at the difference between the estimated projected benefit obligations, using current discount rates and estimated returns on plan assets, and the estimated fair values of any related plan assets as of September 30, 2010. The final determination of the pension and postretirement benefit obligations adjustment may differ materially, largely due to changes in discount rates and expected return on plan assets through December 1, 2010 and the potential conforming of certain Carlisle and Hawk assumptions surrounding the determination of these obligations.

(k)          Other noncurrent liabilities—Represents the pro forma adjustment required to eliminate Hawk’s historical deferred rent liability.  Under the acquisition method of accounting, balance sheet amounts that are associated with leases that serve to record rent expense on a straight-line basis (whether related to lease escalation clauses, rent holidays or lease incentives) do not carry forward into the post-combination financial statements.

(l)             Other noncurrent liabilities—Represents the pro forma adjustment required to reflect the elimination of the deferred compensation plan liability of approximately $4.1 million, which was settled with certain Hawk employees at closing of the acquisition (see note (f) above).

(m)       Deferred income taxes—The net current deferred tax liability represents the estimated impact on the allocation of purchase price to current assets and liabilities. The net non-current deferred tax liability represents the estimated impact on the allocation of purchase price to noncurrent assets and liabilities. These estimates are based on an estimated prospective statutory tax rate of approximately 38.5% and could change based on changes in the applicable tax rates and finalization of the combined company’s tax position.

(n)         Shareholders’ equity—Represents pro forma adjustments to eliminate the historical shareholders’ equity of Hawk.